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EXHIBIT 21.1

SUBSIDIARIES OF TRAVELCENTERS OF AMERICA, INC.

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NAME                                                         JURISDICTION OF INCORPORATION
TA Operating Corporation                                     Delaware
 d/b/a TravelCenters of America

TA Franchise Systems Inc.                                    Delaware
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SUBSIDIARIES OF TA OPERATING CORPORATION
NAME                                                         JURISDICTION OF INCORPORATION
TA Travel, L.L.C.                                            Delaware
TA Licensing, Inc.                                           Delaware
TravelCenters Realty, Inc.                                   Delaware
TravelCenters Properties, L.P.                               Delaware
(TA Operating Corporation is the 1% General Partner and
TravelCenters Realty, Inc. is the 99% Limited Partner of
TravelCenters Properties, L.P.)
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